Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

SECOND QUARTER OF 2022 FINANCIAL RESULTS

OCC® Achieves Year-over-Year Increases in
Net Sales and Gross Profit in the Second Quarter and First Half of Fiscal Year 2022

Roanoke, Va., June 13, 2022 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its second quarter ended April 30, 2022.

Second Quarter 2022 Financial Results

Consolidated net sales for the second quarter of fiscal year 2022 increased 9.3% to $17.2 million, compared to net sales of $15.7 million for the same period last year, with increased net sales in the enterprise and specialty markets, including the wireless carrier market.

Sequentially, consolidated net sales increased 19.1% for the second quarter of fiscal year 2022, compared to net sales of $14.4 million for the first quarter of fiscal year 2022.

The Company’s sales order backlog/forward load continues to be at higher than typical levels and product demand is robust with demand for OCC’s products increasing during the second quarter of fiscal year 2022.

Production volumes were tempered during the second quarter of fiscal year 2022 by supply chain and labor constraints, impacting net sales. The Company believes labor constraints are beginning to show signs of easing in the third quarter of fiscal year 2022.

Optical Cable Corp. – Second Quarter 2022 Earnings Release

Gross profit increased 4.4% to $5.0 million in the second quarter of fiscal year 2022, compared to gross profit of $4.8 million for the same period last year. Sequentially, gross profit increased 24.4% in the second quarter of fiscal year 2022, compared to gross profit of $4.0 million for the first quarter of fiscal year 2022.

Gross profit margin, or gross profit as a percentage of net sales, was 29.3% in the second quarter of fiscal year 2022 compared to 30.6% in the second quarter of fiscal year 2021. The year-over-year decrease in gross profit margin was primarily due to rapid inflation causing increases in costs of raw materials for sales orders accepted prior to raw material cost increases.

SG&A expenses increased to $5.0 million during the second quarter of fiscal year 2022, compared to $4.6 million for the second quarter of fiscal year 2021. The increase in SG&A expenses was primarily the result of net increases in employee and contracted sales personnel related costs.

For the second quarter of fiscal year 2022, OCC recorded a net loss of $228,000, or $0.03 per basic and diluted share, compared to net income of $3.4 million, or $0.45 per basic and diluted share, for the second quarter of fiscal year 2021.

Fiscal Year-to-Date 2022 Financial Results

Consolidated net sales for the first half of fiscal year 2022 increased 14.6% to $31.6 million, compared to net sales of $27.6 million for the first half of fiscal year 2021. The Company achieved increases in net sales in both its enterprise and specialty markets, including the wireless carrier market, in the first half of fiscal year 2022, compared to the same period last year.

OCC reported gross profit of $9.1 million in the first half of fiscal year 2022, an increase of 27.4% compared to gross profit of $7.1 million in the first half of fiscal year 2021.

Gross profit margin increased to 28.7% in the first half of fiscal year 2022 compared to 25.8% for the same period in fiscal year 2021. The Company’s gross profit margins tend to be higher when it achieves higher net sales levels due to its operating leverage, as certain fixed manufacturing costs are spread over higher sales. This operating leverage positively impacted the Company’s gross profit margin during the first half of fiscal year 2022, particularly during the first quarter of fiscal year 2022. This positive impact during the first quarter of fiscal year 2022 was partially offset by the impact of increasing costs of raw materials.

SG&A expenses increased 10.3% to $9.8 million during the first half of fiscal year 2022 from $8.9 million for the first half of fiscal year 2021. The increase in SG&A expenses during the first half of fiscal year 2022 compared to the first half of fiscal year 2021 was primarily the result of increases in employee and contracted sales personnel related costs.

OCC recorded a net loss of $1.2 million, or $0.16 per basic and diluted share, for the first half of fiscal year 2022, compared to net income of $1.2 million, or $0.17 per basic and diluted share, for the first half of fiscal year 2021.

As of April 30, 2022, OCC had a $2.2 million receivable for Employee Retention Tax Credit (“ERTC”) still to be refunded, which was received by the Company in May 2022.

Optical Cable Corp. – Second Quarter 2022 Earnings Release

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Our second quarter results reflect the OCC team’s continued execution in a dynamic market that is experiencing pressures from inflation, labor shortages and supply chain constraints. We are continuing to see robust demand for our products as we execute our growth strategies and build on our strong competitive position. We also continue to focus on controlling expenses as supply chain and labor market constraints that affected our results are starting to show signs of relenting. Looking ahead to the second half of fiscal 2022, our team is focused on driving growth in our targeted markets, providing customers with our full suite of mission-critical cabling and connectivity products and solutions, and operating efficiently as we work to capture the opportunities ahead and deliver value to shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call today, June 13, 2022, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (800) 909-7113 in the U.S. or (785) 424-1677 internationally, Conference ID: OCCQ222. For interested individuals unable to join the call, a replay will be available through Monday, June 20, 2022 by dialing (800) 839-5245 or (402) 220-2701. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corp. – Second Quarter 2022 Earnings Release

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Cable Corp. – Second Quarter 2022 Earnings Release

Page 5 of 6 Optical

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2022	2021	2022	2021

Net sales	$17,200	$15,741	$31,641	$27,618
Cost of goods sold	12,167	10,922	22,562	20,489

Gross profit	5,033	4,819	9,079	7,129

SG&A expenses	5,036	4,589	9,816	8,898
Royalty (income) expense, net	7	(43)	13	(50)
Amortization of intangible assets	11	11	24	22

Income (loss) from operations	(21)	262	(774)	(1,741)

Interest expense, net	(182)	(181)	(341)	(355)
Other, net	(30)	3,311	(41)	3,314
Other income (expense), net	(212)	3,130	(382)	2,959

Income (loss) before income taxes	(233)	3,392	(1,156)	1,218

Income tax expense (benefit)	(5)	7	8	(26)

Net income (loss)	$(228)	$3,385	$(1,164)	$1,244

Net income (loss) per share:
Basic and diluted	$(0.03)	$0.45	$(0.16)	$0.17

Weighted average shares outstanding:
Basic and diluted	7,487	7,536	7,465	7,536

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Cable Corp. – Second Quarter 2022 Earnings Release

Page 6 of 6 Optical

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30,	October 31,
	2022	2021
Cash	$239	$132
Trade accounts receivable, net	10,552	8,376
Inventories	18,646	16,304
Other current assets	2,632	2,754
Total current assets	32,069	27,566
Non-current assets	9,710	10,351
Total assets	$41,779	$37,917

Current liabilities	$8,430	$6,168
Non-current liabilities	12,174	9,543
Total liabilities	20,604	15,711
Total shareholders’ equity	21,175	22,206
Total liabilities and shareholders’ equity	$41,779	$37,917

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